Structured Investments Opportunities in International Equities

Free Writing Prospectus

Registration Statement No. 333-277211

March 3, 2025

Filed Pursuant to Rule 433

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

Trigger Jump Securities Based on the Performance of the EURO STOXX 50® Index due April 5, 2028 Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Equity Index Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	April 5, 2028
Underlying index:	EURO STOXX 50® Index (Bloomberg symbol: “SX5E”)
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪       If the final level is greater than or equal to the initial level:

$1,000 + the greater of (1) the upside payment and (2) the product of (a) $1,000 and (b) the index performance factor

▪       If the final level is less than the initial level but greater than or equal to the trigger level:

$1,000

▪       If the final level is less than the trigger level:

$1,000 + ($1,000 × index performance factor)

Under these circumstances, the payment at maturity will be less than $900 per $1,000 in stated principal amount of the securities, and could be zero. You may lose all of your investment.

Upside payment:	$369.00 per security (at least 36.90% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Index performance factor:	(final level – initial level) / initial level
Trigger level:	90% of the initial level
Initial level:	The official closing level of the underlying index on the pricing date
Final level:	The official closing level of the underlying index on the valuation date
Valuation date*:	March 31, 2028
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date*:	March 14, 2025
Original issue date*:	March 19, 2025 (3 business days after the pricing date).
Estimated initial value:	The estimated initial value of the securities on the pricing date is expected to be between $915.00 and $965.00 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 4 of this document for additional information.
CUSIP:	40447C6L9
ISIN:	US40447C6L92
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC.
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465925019302/tm255278d348_fwp.htm
*The trade date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Buffered PLUS.

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the securities, including a more complete description of the risks relating to the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Securities

•	The securities do not pay interest or guarantee any return of principal.
•	Investing in the securities is not equivalent to investing in the stocks included in the underlying index.
•	The amount payable on the securities is not linked to the level of the underlying index at any time other than the valuation date.

Risks Relating to the Underlying Index

•	Adjustments to the underlying index could adversely affect the value of the securities.
•	Risks associated with non-U.S. companies.
•	The securities will not be adjusted for changes in exchange rates.

General Risk Factors

•	Credit risk of HSBC USA Inc.
•	The estimated initial value of the securities, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.
•	The price of your securities in the secondary market, if any, immediately after the trade date is expected to be less than the price to public.
•	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities .
•	The calculation agent, which is the issuer or one of its affiliates, will make determinations with respect to the securities .
•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.
•	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.
•	The market price of the securities will be influenced by many unpredictable factors.
•	The securities will not be listed on any securities exchange or automated trading system and secondary trading may be limited.
•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the Securities —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the securities, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at  https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.